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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Brookline Bancorp, Inc.:

        We consent to the use of our reports dated March 3, 2014, with respect to the consolidated balance sheets of Brookline Bancorp, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the registration statement on Form S-3.

                      /s/ KPMG LLP

Boston, Massachusetts
August 5, 2014

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm